Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Consolidated Financial Statements

December 31, 2003 and 2002

(expressed in thousands of Canadian dollars)

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of the Company have been prepared by management in accordance with Canadian generally accepted accounting principles and reconciled to United States generally accepted accounting principles. These consolidated financial statements contain estimates based on management’s judgement. Management maintains an appropriate system of internal controls to provide reasonable assurance that transactions are authorized, assets safeguarded, and proper records maintained.

The Audit Committee of the Board of Directors, which is composed of a majority of independent directors, reviews the results of the annual audit and the consolidated financial statements prior to submitting the consolidated financial statements to the Board for approval.

The Company’s auditors, PricewaterhouseCoopers LLP, are appointed by the shareholders to conduct an audit and their report follows.

Brian E. Bayley

Susan Neale

CEO and President

Chief Financial Officer

Vancouver, B.C., Canada

 July 7, 2004

Auditors’ Report

To the Directors of

Quest Capital Corp.

We have audited the consolidated balance sheets of Quest Capital Corp. (formerly Viceroy Resource Corporation) as at December 31, 2003 and 2002 and the consolidated statements of loss, deficit and cash flows for the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended December 31, 2003, 2002 and 2001 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Vancouver, British Columbia

February 27, 2004 (except for note 20 which is as at July 7, 2004)

Comments by the auditors for U.S. Readers on Canada - U.S. Reporting Conflict

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is change in accounting principles that has a material effect on the comparability of the company’s consolidated financial statements, such as the change described in note 2 to the company’s consolidated financial statements . Our report to the directors dated February 27, 2004 (except for note 20 which is as at July 7, 2004) is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditor’s report when the changes are properly accounted for and adequately disclosed in the consolidated financial statements.

We have previously reported separately to the company’s shareholders under date of February 27, 2004.  Our report to the directors dated February 27, 2004 (except for note 20 which is as at July 7, 2004) is on a consolidated financial statements which have been restated, as discussed in note 20(e), from the consolidated financial statements originally issued to shareholders on which we reported under date of February 27, 2004.

Chartered Accountants

Vancouver, British Columbia

February 27, 2004 (except for note 20 which is as at July 7, 2004)

Quest Capital Corp.
(formerly Viceroy Resource Corporation)
Consolidated Balance Sheets
As at December 31, 2003 and 2002
(expressed in thousands of Canadian dollars)

	2003	2002
		(as restated)
Assets

Current assets
Cash and cash equivalents	$31,797	$15,878
Appropriated and restricted cash (note 10)	3,259	694
Accounts receivable	853	908
Marketable securities (note 6)	1,097	1,984
Bridge loans and convertible debentures (notes 6 and 7)	26,612	-
Prepaids and other receivables	1,523	2,145
Inventories (note 9)	72	563

	65,213	22,172

Investments (note 6)	12,969	800

Bridge loans and convertible debentures (notes 6 and 7)	5,647	150

Resource assets (note 11)	2,149	8,928

Appropriated and restricted cash (note 10)	9,690	18,119

Other assets	442	175

	$96,110	$50,344

Liabilities

Current liabilities
Accounts payable	$1,902	$3,536
Deferred revenue	616	-

	2,518	3,536

Asset retirement obligation (note 12)	10,492	14,051

	13,010	17,587

Shareholders’ Equity (note 13)

Share capital	80,708	209,959

Warrants and options	2,779	-

Deficit	(2,041)	(180,963)

Currency translation adjustment (note 14)	1,654	3,761

	83,100	32,757

	$96,110	$50,344

Contingencies and commitments (note 18)

Approved by the Board of Directors

Quest Capital Corp.

(formerly Viceroy Resource Corporation)
Consolidated Statements of Deficit
For the years ended December 31, 2003, 2002 and 2001
(expressed in thousands of Canadian dollars)

	2003	2002	2001
		(as restated)	(as restated)

Deficit - Beginning of year	$(180,963)	$(178,994)	$(147,419)

Changes in accounting policy (note 2)	-	-	1,913

Loss for the year	(1,362)	(1,969)	(33,225)

Distribution of paid-up capital	(5,272)	-	-

Dividends	-	-	(263)

Cancellation of shares	(28)	-	-

Reduction of capital against deficit	185,584	-	-

Deficit - End of year	$(2,041)	$(180,963)	$(178,994)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)
Consolidated Statements of Deficit
For the years ended December 31, 2003, 2002 and 2001
(expressed in thousands of Canadian dollars)

	2003	2002	2001
		(as restated)	(as restated)

Deficit - Beginning of year	$(180,963)	$(178,994)	$(147,419)

Changes in accounting policy (note 2)	-	-	1,913

Loss for the year	(1,362)	(1,969)	(33,225)

Distribution of paid-up capital	(5,272)	-	-

Dividends	-	-	(263)

Cancellation of shares	(28)	-	-

Reduction of capital against deficit	185,584	-	-

Deficit - End of year	$(2,041)	$(180,963)	$(178,994)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)
Consolidated Statements of Loss
For the years ended December 31, 2003, 2002 and 2001
(expressed in thousands of Canadian dollars, except per share amounts)

	2003	2002	2001
		(as restated)	(as restated)

Revenues
Gold sales	$6,270	$22,842	$52,046
Interest and related fees	3,742	868	1,255
Management fees (note 17)	456	-	-

	10,468	23,710	53,301

Expenses (income)
Cost of sales	3,544	7,715	47,854
Depreciation and depletion	232	788	9,741
General and administrative	2,896	2,496	2,965
Exploratio n	198	553	950
Interest and financing charges	-	36	706
Stock-based compensation	2,429	-	-
Royalties	(37)	794	1,055
Other (income) expenses	(110)	169	(119)
Accretion expense	686	916	1,133

	9,838	13,467	64,285

Earnings (loss) before the following	630	10,243	(10,984)

Gain on sale of investments and marketable securities	4,026	-	8,162
Writedown of marketable securities	(450)	-	-
Provision for loan losses (note 7)	(1,472)	-	-
Foreign exchange loss	(2,120)	-	(33)
Writedown, gains and adjustment to reclamation provision (note 15)	(926)	(9,294)	2,623
Writedowns and settlement of Australian
operations (note 5)	(256)	(811)	(33,734)
Goodwill impairment (note 4(a))	(430)	-	-

(Loss) earnings before income taxes	(998)	138	(33,966)

Income tax expense (recovery) (note 16)	364	2,107	(741)

Loss for the year	$(1,362)	$(1,969)	$(33,225)

Basic and diluted loss per share	$(0.02)	$(0.06)	$(1.60)

Weighted average number of shares outstanding	58,617,700	30,754,325	20,818,804

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Nature of operations

The Company was reorganized on June 30, 2003 by way of a statutory plan of arrangement (the Arrangement) (note 4). Quest Capital Corp. (formerly Viceroy Resource Corporation) is a merchant bank providing bridge loans of up to approximately $20.0 million. The Company also provides a range of consulting, management and administrative services through its wholly-owned subsidiary, Quest Management Corp. The Company owns, operates and is reclaiming two mines (100% owned Brewery Creek Mine and 75% owned Castle Mountain Mine). The Company does not have any other mining operations and intends to focus its efforts within its merchant banking operations.

Restatement and change in accounting policies

On January 1, 2003, the Company adopted the new accounting standard of the Canadian Institute of Chartered Accountants (CICA) relating to asset retirement obligations. This standard changed the method of accounting for future removal and site restoration costs. Under this new standard, asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and depreciated over the asset’s useful life. This change in accounting policy was applied retroactively and, accordingly, the financial statements of prior periods were restated. As a result of this change, certain balance sheet accounts as at December 31, 2002 were restated as follows: the deficit reduced by $1,734,000 and the asset retirement obligation decreased by $1,734,000.

In 2003, the Company elected to apply the fair value method of accounting for stock options granted to directors, officers and employees on a prospective basis in accordance with the recommendations of the CICA. The adoption of this standard has resulted in a charge to operations in 2003 of $2,429,000.

Significant accounting policies

Generally accepted accounting principles

These consolidated financial statements have been prepared using accounting principles generally accepted in Canada. Significant differences between Canadian and U.S. generally accepted accounting principles (GAAP) as they relate to these financial statements are described in note 20.

(1)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company’s significant subsidiaries include Quest Management Corp.; Viceroy Minerals Corporation and its wholly owned interest in the Brewery Creek Mine; and Viceroy Gold Corporation and its 75% proportionate joint-venture interest in the Castle Mountain Mine. The Company consolidated its 100% interest in Viceroy Australia Pty Ltd. and its wholly owned indirect interest in the Bounty Gold Mine to the date the Company ceased to have control (note 5).

Use of estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the period. While management believes that these estimates and assumptions are reasonable, actual results could differ.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid short-term deposits, government guaranteed money market investments and corporate paper with a minimum R-1 mid-grade rating, all of which have a maturity of 90 days or less at the time of acquisition.

Marketable securities

Marketable securities are carried at the lower of average cost and market value.

Bridge loans

Loans are stated net of an allowance for credit losses on impaired loans.

Loans are classified as impaired when there is no longer reasonable assurance of the timely collection of principal and interest, generally when interest or principal is 180 days past due, unless the loan is well secured and in the process of collection. A provision for losses incurred on impaired loans is made to reduce the carrying amount to the estimated realizable amount.

Inventories

Inventories include gold in process and supplies valued at the lower of average cost and net realizable value.

Cost of gold in process includes only direct mining and processing costs to place the ore into the leaching process.

Investments

Investments are recorded at cost or at cost less amounts written off to reflect any impairment in value that is considered to be other than temporary.

(2)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Resource assets

a)

Property acquisition and deferred mine development costs

Property acquisition and mine development costs, including costs incurred during production to expand ore reserves, are deferred and depleted over their estimated economic lives on the basis described below:

  Where total reserves are not determinable because ore bearing structures are open at depth or are open laterally, the straight-line method is applied over the estimated useful life of the mine.

  Where the operating plan calls for production from well-defined ore reserves, the unit-of-production method is applied over recoverable and probable reserves.

  Reviews are undertaken regularly to evaluate the carrying values of operating mines and development properties. If it is determined that the net recoverable amount is significantly less than the carrying value, a write down to the net recoverable amount is made by a charge to earnings.

b)

Exploration and development

General exploration expenditures and care and maintenance costs of development properties on hold are expensed in the period incurred.

Significant property acquisition, exploration and development costs relating to specific properties for which economically recoverable reserves are believed to exist are deferred until the project to which they relate is sold, abandoned, placed into production or impaired.

c)

Plant, equipment and other fixed assets

Plant, equipment and other fixed assets are recorded at cost and depreciated on a straight-line or unit-of-production basis over the shorter of their estimated useful lives or the life of the mine to their net realizable value.

(3)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Provision for asset retirement costs

The Company estimates the fair value of site restoration and clean-up costs on acquisition of mineral properties and reflects this amount in the cost of the mineral property acquired.

On January 1, 2003, the Company adopted the new standard of accounting for asset retirement obligations which harmonizes with U.S. GAAP. The new standard requires the recognition of a liability for obligations associated with the retirement of fixed assets when the liability is incurred. A liability is recognized initially at fair value if a reasonable estimate of the fair value can be made and the resulting amount would be capitalized as part of the asset. The liability is accreted over time through periodic charges to earnings or mineral property costs. In subsequent periods, the company adjusts the carrying amounts of the asset and the liability for changes in estimates of the amount or timing of underlying future cash flows.

It is reasonably possible that the Company’s estimates of its ultimate reclamation and site restoration liability could change as a result of changes in regulations or cost estimates. The effect of changes in estimated costs has been applied retroactively and, accordingly, the financial statements of prior periods were restated.

Translation of foreign currencies

Self-sustaining foreign operations are translated using the current rate method. Under this method, assets and liabilities are translated at the exchange rates prevailing at the balance sheet date and revenues and expenses at the average exchange rate during the period. The net effect of foreign currency translation is deferred and shown as a currency translation adjustment in shareholders’ equity until charged against earnings when the investment in the operation is reduced.

Integrated foreign operations are translated using the temporal method. Under this method, monetary items are translated at the exchange rate prevailing at the balance sheet date, non-monetary items are translated at historical exchange rates and revenue and expenses are translated at the average rate during the period.

Revenue recognition

Interest income is recorded on an accrual basis except on loans classified as impaired. When a loan is classified as impaired, interest income is recognized on a cash basis only, after specific provisions or write-offs have been recovered and provided there is no further doubt about the collectibility of remaining principal balances. Loan syndication fees are included in income as earned over the life of the loan. Loan commitment, origination, restructuring and renegotiation fees are recorded as interest over the life of the loan. Interest and fees collected in advance are recorded as deferred revenue and recognized in income as set out above.

Sales of precious metals are recorded at the estimated net realizable value when the metals are available for delivery and unsettled amounts are recorded as accounts receivable.

Hedging gains or losses are recognized in sales in the same period in which the revenue from the hedged production is recorded. Gains or losses on contracts closed out early are included in deferred revenue and in sales at the original maturity date.

Income taxes

(4)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Income taxes are calculated using the liability method. Temporary differences arising from the difference between the tax basis of an asset or liability and its carrying amount on the balance sheet are used to calculate future income tax liabilities or assets. Future income tax liabilities or assets are calculated using tax rates anticipated to apply in the periods that the temporary differences are expected to reverse. Temporary differences arising on acquisitions result in future income tax liabilities or assets.

Stock-based compensation

The Company has a stock option plan as described in note 13(e). In 2003, the Company elected to apply the fair value method of accounting for stock options granted to directors, officers and employees on a prospective basis in accordance with the recommendations of the CICA. Accordingly, effective January 1, 2003, the fair value of all stock options granted is recorded as a charge to operations and a credit to fair value of stock options and warrants over the period the stock options are outstanding. Any consideration paid on exercise of stock options is credited to share capital.

Earnings (loss) per share

Earnings (loss) per share is calculated based on the weighted average number of common shares issued and outstanding during the year.

Diluted earnings or loss per share is calculated using the treasury stock method, if dilutive.

Reorganization

a)

The Company acquired all of the shares of each of Avatar Petroleum Inc. (Avatar), Quest Management Corp. (QMC) (which was a wholly owned subsidiary of Arapaho Capital Corp. (Arapaho) and Quest Investment Corporation (QIC), by way of three separate share exchanges on June 30, 2003, in exchange for shares of the Company. Avatar and QIC have been wound-up into the Company and the Company changed its name to Quest Capital Corp. from Viceroy Resource Corporation.

The Company altered its share capital to provide for subordinate voting (one vote per share) common shares (Class A Shares) and variable multiple voting (between one and five votes per share) common shares (Class B Shares). The Company consolidated its shares on a one new for three old basis.

Under the terms of the Arrangement:

  holders of Avatar shares received 0.2825 Class A Share for each Avatar share, and outstanding Avatar warrants were converted at the same ratio, resulting in 1,836,250 warrants being issued by the Company;

  Arapaho as the sole holder of all of the issued shares of QMC received 863,857 Class A Shares;

  holders of QIC Class A shares received 1.0514 Class A Shares for each QIC Class A share; and

  holders of QIC Class B shares received 1.0514 Class B Shares for each QIC Class B share.

(5)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

These acquisitions have been accounted for using the purchase method and the following is a breakdown of the net assets acquired:

	QIC	QMC	Avatar	Total

Cash	$8,516	$151	$6,187	$14,854
Marketable securities	1,867	-	-	1,867
Bridge loans	15,552	-	-	15,552
Investments	7,050	400	-	7,450
Prepaids and other receivables	246	151	21	418
Resource assets	232	60	-	292
Other assets	186	226	-	412
Goodwill	-	-	430	430
Accounts payable	(1,663)	(104)	(71)	(1,838)

Net assets acquired	$31,986	$884	$6,567	$39,437

Consideration
Number of securities issued
Class A Shares	26,101,114	863,857	6,012,219	32,977,190
Class B Shares	4,276,851	-	-	4,276,851
Warrants	-	-	1,836,250	1,836,250

Deemed value
Class A Shares @ $1.02	$26,708	$884	$6,152	$33,744
Class B Shares @ $1.02	4,378	-	-	4,378
Warrants	-	-	350	350
Transactions costs	900	-	65	965

Total consideration	$31,986	$884	$6,567	$39,437

During the third quarter, the Company tested the goodwill acquired in the purchase of Avatar for impairment and recognized a goodwill impairment loss of $430,000.

b)

As part of the Arrangement, the Company’s Argentina mineral exploration properties and cash were indirectly transferred from a wholly owned subsidiary to another wholly owned subsidiary called Viceroy Exploration Ltd. (ViceroyEx). The Company distributed to its pre-merger shareholders approximately 81% of the shares that it held of ViceroyEx and, as a result, the Company ceased to exercise control. The Company’s remaining investment in ViceroyEx has been accounted for using the cost method. The following is a breakdown of the net assets disposed of:

Cash	$550
Resource assets	5,255
Accounts payable	(45)

Investment in ViceroyEx	5,760
Distributed to shareholders	(4,653)

Remaining investment	$1,107

(6)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

c)

In June 2003, the Company transferred to 650399 BC Ltd. cash and interests in certain properties located in British Columbia and granted an option to explore and acquire the Brewery Creek Mine in exchange for 6,000,000 shares or 50% of 650399 BC Ltd. The assets were transferred at their estimated fair market value and a gain was recognized to the extent of the arm’s length ownership in 650399 BC Ltd.

Carrying value of assets disposed of
Cash	$500
Mineral properties	-

500
Consideration
Investment in 650399 BC Ltd.	1,000

Gain	$500

d)

As part of the Arrangement, the Company’s shares of 650399 BC Ltd. were exchanged for shares of SpectrumGold Inc (SpectrumGold) on a one-for-one basis. The Company distributed to its pre-merger shareholders approximately 68% of the shares that it held of SpectrumGold and, as a result, the Company ceased to exercise significant influence. The Company’s remaining investment has been accounted for using the cost method.

Investment in SpectrumGold	$1,000
Distributed to shareholders	(619)

Remaining investment	$381

Writedowns and settlement of Australian operations

a)

On June 24, 2001, the Company placed its 100% wholly owned subsidiary, Viceroy Australia Pty Ltd. (VAPL), into Voluntary Administration and an Administrator was appointed. The Administrator is an agent of the Company, with the powers of the Company and its directors. The powers of the directors and VAPL officers are suspended while VAPL is under Administration. Therefore, these consolidated financial statements include the operating results of VAPL up to June 24, 2001, the date the Company ceased to have control. Accordingly, the Company wrote down its net investment in VAPL by $17,549,000 to $nil.

The consolidated financial position and the results of the Australian operations to June 24, 2001 included in these consolidated financial statements are summarized below:

Excluded at June 24, 2001:

Current assets	$4,346
Long-term assets	33,958

38,304
Current liabilities	(22,473)
Provision for reclamation costs	(2,910)
Currency translation adjustment	4,628

Net investment in VAPL	$17,549

(7)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

The loss for the period January 1, 2001 to June 24, 2001 was:

Revenues	$15,628
Cost of sales	19,838
Depreciation, depletion and provision for reclamation	1,715

(5,925)
Expenses	1,161

Net loss	$(7,086)

The consolidated financial position and the results have not been restated for the change in accounting policy adopting Section 3870, “Asset Retirements”, as the Company’s investment was written off in 2001.

b)

On August 31, 2001, the Company and its North American subsidiaries executed a settlement arrangement with its lenders to relieve the Company and its North American subsidiaries of their obligations under agreements guaranteeing certain borrowings and hedging arrangements relating to the Australian operations. The Company recorded $16,185,000 in settlement of the corporate guarantees and delivered the following consideration:

i)

cash of $3,132,000

ii)

issued 7,666,667 common shares for $3,200,000 (note 13(b))

iii)

relinquished the Company’s equity position in NovaGold Resources Inc. with a market value of $9,853,000

iv)

issued a note for $3,000,000 that was settled early for cash of $2,400,000.

c)

The Company commenced legal proceedings against Australian Mining Consultants Pty Ltd. (AMC) in the Federal Court of Australia. The proceedings arise from AMC’s due diligence investigation in relation to the Company’s acquisition of the Bounty Mine in 1999. AMC and the Company have been in discussions to reach a settlement.

d)

In December 2002, the Company reached an agreement with creditors of VAPL and Bounty to discharge the creditors’ claims. The Company does not anticipate further liability in respect of claims made by the creditors of VAPL and Bounty.

Under the terms of the Agreement, the Company agreed to the following:

i)

cash payment of Aus$800,000 paid in January 2003 to the Administrator for distribution to the unsecured creditors of Bounty;

ii)

cash payment of Aus$121,000 paid in January 2003 to the Administrator for the costs to distribute the payment to the unsecured creditors;

iii)

payment of the first Aus$1,000,000 realized from the successful outcome of the Company’s action against AMC;

iv)

payment of 25% of any net recovery from the AMC legal action in excess of Aus$1,000,000.

(8)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Financial instruments

The carrying values of cash and cash equivalents, appropriated and restricted cash, accounts receivable, other receivables, and accounts payable approximate their fair values due to the short-term nature of these instruments.

The fair market value of the Company’s remaining financial assets and liabilities is as follows:

		2003		2002

	Carrying value	Fair market value	Carrying value	Fair market value

Marketable securities	$1,097	$1,436	$1,984	$2,487
Investments	12,969	21,946	800	809
Bridge loans and convertible debentures	32,259	32,259	150	150

Marketable securities and investments represent shares in publicly traded companies. The fair market value represents the quoted trading price of the shares and the excess of the trading price over the exercise price of warrants held at December 31, 2003. The fair value of bridge loans is estimated to be approximately the equivalent of carrying value due to the relatively short term of these loans. The fair value of convertible debentures is generally considered to be the equivalent of carrying value unless the trading price of the underlying security exceeds the conversion price of the debenture.

Bridge loans and convertible debentures

a)

Bridge loans are repayable over various terms up to 18 months from December 31, 2003, and bear interest at a fixed rate of approximately 12%. Shares, machinery, and real estate generally have been pledged as security.

These convertible debentures carry interest of between 6% and 8% and are for varying terms up to September 2005. Shares, assets and real estate generally have been pledged as security.

b)

Bridge loan and convertible debenture analysis as at December 31, 2003 is as follows:

	2003	2002

Bridge loans	$26,462	$-
Convertible debentures	150	-

Due within one year	26,612	-

Bridge loans	4,000	-
Convertible debentures	1,647	150

Due after more than one year	5,647	150

Total bridge loans and convertible debentures	$32,259	$150

(9)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

	Term loans	Specific allowance	Carrying amount

Unimpaired loans	$29,762	$-	$29,762
Impaired loans	2,172	1,472	700

	$31,934	$1,472	$30,462

Convertible debentures			1,797

			$32,259

The Company had no bridge loans outstanding at December 31, 2002.

At December 31, 2003, loans and convertible debentures of $12,457,000 (2002 - $nil) net of allowances were in U.S. dollars, and all loans are collateralized by charges on North American assets.

c)

Certain of the Company’s loans are in arrears and realization by the Company on its security may result in a shortfall. In determining the provision for possible loan losses, management considers the length of time the loans have been in arrears and the overall financial strength of borrowers. The Company has recorded an allowance for losses as follows:

	2003	2002

Balance - Beginning of year	$-	$-
Add
Specific provision for the year	1,446	-
Interest provision for the year	26	-

	1,472	-
Less: Loan write-offs net of recoveries	-	-

Balance - End of year	$1,472	$-

Interest in the amount of $26,000 (2002 - $nil) has been provided for in the specific provision for loan losses.

(10)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Joint venture

The Company owns a 75% interest in Castle Mountain Joint Venture (Castle Mountain) which owns the Castle Mountain Mine.

The Company’s interest in the joint venture is summarized as follows:

	2003	2002	2001

Cash and non-cash working capital	$3,710	$1,012	$4,653
Other long-term assets	5,035	9,879	6,615
Resource assets	679	2,217	6,087
Asset retirement obligations	(6,605)	(8,705)	(9,333)

Net assets	$2,819	$4,403	$8,022

Sales	$6,009	$21,088	$25,637
Costs and expenses	(4,881)	(7,630)	(23,757)

Earnings before income taxes	$1,128	$13,458	$1,880

Cash flows from (for):
Operating activities	$1,342	$19,201	$8,376
Financing activities	-	-	-
Investing activities	(481)	(99)	(1,008)

Inventories

	2003	2002

Gold in process	$-	$272
Supplies	72	291

	$72	$563

(11)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Appropriated and restricted cash

As at December 31, 2003, the Company had appropriated cash of $7,878,000 (2002 - $9,838,000) in a voluntary sinking fund to fulfil reclamation obligations at the Castle Mountain Mine.

Restricted cash of $5,071,000 (2002 - $8,204,000) comprises amounts pledged as security for licenses and permits for letters of credit to fulfil reclamation obligations at the Brewery Creek Mine.

In 2002, $771,000 of cash was appropriated for deferred compensation, of which $694,000 was a current liability.

Resource assets

			2003			2002

	Cost	Accumulated depreciation, depletion and writedowns	Net	Cost	Accumulated depreciation, depletion and writedowns	Net

Castle Mountain Mine	$84,807	$(84,128)	$679	$106,994	$(104,777)	$2,217
Brewery Creek Mine	84,628	(83,571)	1,057	87,839	(86,531)	1,308

	169,435	(167,699)	1,736	194,833	(191,308)	3,525

Development projects and other
Gualcamayo	-	-	-	22,043	(16,788)	5,255
Other	1,297	(884)	413	2,167	(2,019)	148

	1,297	(884)	413	24,210	(18,807)	5,403

	$170,732	$(168,583)	$2,149	$219,043	$(210,115)	$8,928

a)

Castle Mountain Mine is subject to an annual advance production royalty payment of US$100,000 subject to an inflation adjustment and net smelter returns between 2% and 4%.

The Brewery Creek Mine was an open pit operation using heap leach technology and is located in the Yukon territory. The mine is currently in full reclamation. Production ceased in the first quarter of 2002.

(12)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

b)

Development projects and other

Gualcamayo

In November 2002, the Company purchased the remaining 40% interest in the Gualcamayo property from Mincorp for US$1,000,000 and wrote down the property by $16,788,000 to its estimated realizable value. In 2003, as part of the corporate reorganization (note 4), the Company disposed of its interest in the Gualcamayo project.

Paredones

In August 2002, the Company sold its interest in the Paredones property for $3,000,000 and recorded a gain on disposition of resource assets within note 15.

Provision for asset retirement obligation

During the year ended December 31, 2003, the Company incurred $3,437,000 (2002 - $3,280,000; 2001- $1,687,000) in on-going environmental and reclamation costs and changes in the provision for reclamation.

At December 31, 2003, $10,492,000 (2002 - $14,051,000; 2001 - $17,592,000) has been recorded by the Company as a provision for future reclamation expenses for its various properties.

The Company’s asset retirement obligations relate to site restoration and clean-up costs of its various mineral properties. The two properties that comprise the obligations are Castle Mountain Mine and Brewery Creek Mine.

On January 1, 2003, the Company adopted the new standard of accounting for asset retirement obligations which harmonizes with U.S. GAAP. The new standard requires the recognition of a liability for obligations associated with the retirement of fixed assets when the liability is incurred. A liability is recognized initially at fair value if a reasonable estimate of the fair value can be made and the resulting amount would be capitalized as part of the asset. The liability is accreted over time through periodic charges to earnings or mineral property costs. In subsequent periods, the company adjusts the carrying amounts of the asset and the liability for changes in estimates of the amount or timing of underlying future cash flows.

This change in accounting policy was applied retroactively and, accordingly, the financial statements of prior periods were restated. As a result of this change, certain balance sheet accounts as at December 31, 2002 were restated as follows: the deficit reduced by $1,734,000 and asset retirement obligation decreased by $1,734,000.

(13)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

A reconciliation of the provision for reclamation is as follows:

	2003 $	2002 $ (as restated)

Balance - Beginning of year	14,051	17,592

Liabilities settled during the year	(3,538)	(3,280)
Accretion expense	686	916
Revisions in estimated cash flows	854	(1,072)
Currency translation adjustment	(1,561)	(105)

Balance - End of year	10,492	14,051

The provision for reclamation is based on the following key assumptions:

  total undiscounted cash flows of $10,457,000

  the expected timing of payment of the cash flows ranging in the years 2004 to 2018 a credit adjusted risk free rate at which the estimated cash flows have been discounted by 6.5%.

Share capital

a)

Authorized

250,000,000 First Preferred Shares

250,000,000 Second Preferred Shares

500,000,000 Class A Subordinate Voting Shares (Class A)

500,000,000 Class B Variable Multiple Voting Shares (Class B)

The holders of Class A Shares are entitled to one vote per share held. Holders of Class B Shares are entitled to one vote for each Class B Share held and such voting rights increase by one additional vote per Class B Share for each additional 6,000,000 additional votes, being any combination of Class A (base - 70,132,938) and Class B (base - 4,276,851) shares issued in aggregate subsequent to the Arrangement and prior to the private placement in June 2003, to a maximum of five votes per share. As of December 31, 2003, the Class B Shares had three votes per Class B share held.

(14)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

In March 2002, the Company agreed to an early conversion of the outstanding preferred shares, which were convertible into a maximum of 1,355,556 common shares. In consideration of the early conversion, the number of shares issued was reduced to 1,166,667 and the payment of outstanding dividends to the conversion date was waived.

b)

Shares issued and outstanding

		2003		2002		2001

	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount

Common shares
Opening balance	34,369,948	$213,364	27,647,448	$204,738	19,980,781	$201,538
Settlement of corporate guarantees (note 5)	-	-	-	-	7,666,667	3,200
Issued for cash	-	-	5,333,333	2,424	-	-
Issued on exercise of stock options	966,667	534	222,500	102	-	-
Issued on exercise of warrants	2,578,333	1,547	-	-	-	-
Issued for preferred shares	-	-	1,166,667	6,100	-	-
Treasury shares cancelled	(759,200)	(3,405)	-	-	-	-
Exchanged for Class A Shares	(37,155,748)	(212,040)	-	-	-	-

	-	-	34,369,948	213,364	27,647,448	204,738

Own shares acquired
Opening balance	(759,200)	(3,405)	(759,200)	(3,405)	(759,200)	(3,405)
Shares cancelled	759,200	3,405	-	-	-	-

Closing balance	-	-	(759,200)	(3,405)	(759,200)	(3,405)

	-	-	33,610,748	209,959	26,888,248	201,333

Class A Shares
Opening balance	-	-	-	-	-	-
Exchanged for common Shares	37,155,748	212,040	-	-	-	-
Issued pursuant to the Arrangement (note 4)	32,977,190	33,744	-	-	-	-
Issued for cash	13,333,335	16,432	-	-	-	-
Share issue costs	-	(62)	-	-	-	-
Reduction of stated capital against deficit	-	(185,584)	-	-	-	-
Shares redeemed	(245,782)	(218)	-	-	-	-
Shares cancelled	(25,557)	(22)	-	-	-	-

(15)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

	83,194,934	76,330	-	-	-	-

Class B Shares
Opening balance	-	-	-	-	-	-
Issued pursuant to the Arrangement (note 4)	4,276,851	4,378	-	-	-	-

	4,276,851	4,378	-	-	-	-

Preferred shares
Opening balance	-	-	6,100,000	6,100	6,100,000	6,100
Conversion to common shares	-	-	(6,100,000)	(6,100)	-	-

Closing balance	-	-	-	-	6,100,000	6,100

Total share capital		$80,708		$209,959		$207,433

As part of the Arrangement (note 4), the common shares were consolidated on a three for one basis. All share figures in the above table and earnings per share disclosures have been restated to reflect the share consolidation as if it had occurred at the beginning of the earliest period presented.

In June 2003, the Company completed a non-brokered private placement of 8,333,335 units of Class A Shares at a price of $1.20 per unit. Each unit comprised one Class A Share and one Class A Share purchase warrant. Each warrant is exercisable for five years at $1.50 per Class A Share, subject to a reduction in the exercise period to 20 business days if the Class A Shares close at or above $2.25 for 20 consecutive trading days commencing after December 31, 2003. The Company received net proceeds of $9,938,000. No value has been allocated to the warrants.

In August 2003 as part of the Arrangement, the Company redeemed 245,782 Class A Shares for $1.10 per share and cancelled 25,557 Class A Shares.

In October 2003, the Company completed a non-brokered private placement for 5,000,000 units at $1.28 per unit for total proceeds of $6,432,000. Each unit consisted of one Class A Share of the Company and one Class A Share purchase warrant entitling the holder to purchase one additional Class A Share of the Company for a period of five years at a price of $1.60 subject to a reduction in the exercise period to 20 business days if the Class A Shares close at or above $2.25 for 20 consecutive trading days commencing after June 30, 2004. No value has been attributed to these warrants.

(16)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

c)

Warrants issued and outstanding

	Number of warrants	Exercise price per share	Expiry date

Common shares
Opening balance - December 31, 2001	-
Issued pursuant to a private placements	8,000,000	$0.20

Opening balance - December 31, 2002	8,000,000	$0.20
Exercised	(7,735,000)	$0.20
Exchanged pursuant to the Arrangement	(265,000)	$0.20

Closing balance - December 31, 2003	-

Class A Shares
Opening balance - December 31, 2002 and 2001	-	-
Exchanged pursuant to the Arrangement	88,333	$0.60	June 13, 2004
Issued pursuant to the Arrangement	1,836,250	$1.24	December 23, 2004
Issued pursuant to a private placement	8,333,335	$1.50	June 30, 2008
Issued pursuant to the private placement	5,000,000	$1.60	October 20, 2008

Closing balance - December 31, 2003	15,257,918

(17)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

d)

Stock options outstanding

The Company has a stock option plan under which the Company may grant options to its directors, employees and consultants for up to 7,790,000 Class A Shares. The exercise price of each option is required to be equal to or higher than the market price of the Company’s Class A Shares on the day of grant. Vesting and terms of the option agreement are at the discretion of the Board of Directors.

During the years ended December 31, 2003, 2002 and 2001, the change in stock options outstanding was as follows:

		2003		2002		2001

	Number of shares	Weighted average share price	Number of shares	Weighted average share price	Number of shares	Weighted average share price

Common shares
Opening balance	4,115,002	$0.45	4,898,299	$1.09	4,012,267	$3.03
Granted	-	-	840,000	0.27	3,170,000	0.16
Forfeited	-	-	(169,998)	1.10	(1,966,848)	2.99
Exercised	(2,900,000)	0.18	(667,500)	0.15	-	-
Expired	(17,000)	2.17	(785,799)	4.14	(317,120)	4.56
Cancelled	(160,000)	2.75	-	-	-	-
Exchanged for Class A Share options	(1,038,002)	0.98	-	-	-	-

Closing balance	-	$-	4,115,002	$0.45	4,898,299	$1.09

Options exercisable at year-end	-	$-	4,059,008	$0.45	4,643,971	$1.06

Class A Shares
Exchanged for common share options (3 for 1 basis)	345,996	$2.94	-	$-	-	$-
Granted	7,412,500	1.95	-	-	-	-
Expired	(32,668)	7.13	-	-	-	-

	7,725,828	$1.97	-	$-	-	$-

Options exercisable at year-end	3,478,953	$1.99	-	$-	-	$-

(18)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

Options outstanding				Options exercisable

Range of exercise prices	Options outstanding	Weighted average remaining contracted life (years)	Weighted average exercise price	Options exercisable	Weighted average exercise price

$ 0.81	113,333	3.8	$0.81	113,333	$0.81
$ 1.80 to 1.95	7,505,831	4.8	1.95	3,258,956	1.95
$ 4.89	106,664	0.3	4.89	106,664	4.89

	7,725,828	3.4	$1.97	3,478,953	$1.99

Had the Company followed the fair value method of accounting in 2002, the Company would have recorded a compensation expense of $128,000 for the year ended December 31, 2002 with respect to its employee and director share options granted. Pro forma earnings information determined using the fair value method of accounting for stock options is as follows:

	2002	2001

Loss as reported	$(1,969)	$(33,225)
Stock-based compensation	128	-

Pro forma loss	$(2,097)	$(33,225)

Basic and diluted loss per share
As reported	$(0.06)	$(1.60)
Pro forma	$(0.07)	$(1.60)

Basic and diluted loss per share have been retroactively adjusted for the years 2002 and 2001 to show the effect of the 3 for 1 share consolidation done on June 30, 2003.

e)

Warrants and options

	2003	2002	2001

Opening balance	$-	$-	$-
Fair value of warrants issued pursuant to the Arrangement (note 4)	350	-	-
Stock-based compensation	2,429	-	-

Ending balance	$2,779	$-	$-

(19)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

The fair values of options for 2003 and 2002 have been estimated using an option pricing model. Assumptions used in the pricing model are as follows:

	2003	2002

Risk-free interest rate	3.11%	4.53%
Option life	2.1 years	5 years
Expected volatility	67%	60%
Dividend yield	0%	0%

During 2003, the Company issued stock options to directors, officers and consultants. The fair value cost of these options amounts to $2,429,000, and has been expensed in the year and credited to fair value of options and warrants within shareholders’ equity.

Currency translation adjustment

This adjustment represents the net foreign currency translation adjustment (CTA) on the Company’s net investment in self-sustaining foreign operations.

The unrealized loss from changes in exchange rates makes up part of the change in balance sheet accounts with respect to their related cash inflows and outflows. Accordingly, these changes within the CTA result in amounts on the statements of cash flows that may differ from the actual movement noted in the reporting currency of particular balance sheet items.

	2003	2002

Opening balance	$3,761	$7,036
Unrealized loss from change in exchange rates	(2,107)	(111)
Realized gain from decrease in net investments (note 15(b))	-	(3,164)

Closing balance	$1,654	$3,761

Writedowns, gains and adjustment to reclamation provision

During the years ended December 31, 2003, 2002 and 2001, the Company made the following writedowns, gains and adjustment to reclamation:

	2003	2002	2001

Writedown of resource assets	$(450)	$(16,788)	$-
Changes in asset retirement obligations	(854)	1,072	1,908
Gain on disposition of resource assets	378	3,258	715
Gain on reduction of investment in a foreign operation (note 14)	-	3,164	-

	$(926)	$(9,294)	$2,623

(20)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Income taxes

a)

Income tax expense (recovery) is as follows:

	2003	2002	2001

Canada	$293	$532	$(128)
United States	71	1,575	(613)

	$364	$2,107	$(741)

b)

The reconciliation of the statutory income tax rates to the effective tax rates on the (loss) earnings before income taxes is as follows:

	2003	2002	2001

Income taxes at statutory rates	$(513)	$(780)	$(14,824)
Increase (decrease) in taxes from:
Non-deductible differences	1,165	(3,094)	(322)
Foreign withholding taxes	-	892	-
U.S. alternative minimum tax expense (recovery)	-	262	(78)
Difference in foreign tax rates	40	554	(43)
Benefits of timing differences not previously recognized	(175)	7,582	14,654
Recognition of prior year tax losses	(363)	(3,309)	-
Large corporations tax	210	-	(128)

	$364	$2,107	$(741)

c)

The Company has losses in various jurisdictions as set out below. No recognition has been given in these consolidated financial statements to the potential future benefits that may arise on utilization of tax losses.

i)

Canada

The Company has non-capital losses to reduce future taxable income in Canada of approximately $33,449,000. These losses expire between 2004 and 2010.

ii)

United States

The Company has estimated net operating losses available to reduce future regular tax in the United States aggregating US$2,606,000. These losses expire between 2006 and 2021.

(21)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

d)

The Company has future tax deductions exceeding accounting deductions of $67,598,000 (2002 - $58,982,000). The realization of income tax benefits related to these future potential tax deductions is uncertain at this time and cannot be viewed as more likely than not. Accordingly, no future income tax asset has been recognized for accounting purposes.

Related party transactions

The Company often requires the ability to nominate at least one member to the Board of Directors of companies to which it grants credit. The nominee may at times be an employee, officer or director of the Company; accordingly, the borrower may become related to the Company.

a)

For the year ended December 31, 2003, the Company received $456,000 (2002 and 2001 - $nil) in management fees from related parties by virtue of certain directors and officers in common.

b)

Bridge loans and convertible debentures include $2,516,000 (2002 - $nil) in amounts due from related parties by virtue of certain directors and officers in common. During the year ended December 31, 2003, the Company received $119,500 (2002 and 2001 - $nil) in interest and fees from related parties by virtue of certain directors and officers in common. During the year ended December 31, 2003, the Company has made a provision for an uncollectible amount of a bridge loan of $84,000 (2002 and 2001 - $nil) from related parties by virtue of certain directors in common.

c)

For the year ended December 31, 2003, the Company received $39,000 (2002 and 2001 - $nil) in syndication loan administration fees from related parties by virtue of certain directors and officers in common.

d)

Marketable securities and investments include $6,046,000 (2002 - $800,000) of shares held in either publicly traded or private companies related by virtue of certain directors and officers in common. For the year ended December 31, 2003, the Company recorded a gain on disposal of securities of $2,609,000 (2002 and 2001 - $nil) from related parties by virtue of certain directors and officers in common.

Contingencies and commitments

a)

Surety bond guarantees totalling US$2,405,000 have been provided by Castle Mountain Mine to ensure compliance with reclamation and other environmental agreements.

b)

Letters of credit totalling $5,000,000 (2002 - $8,060,000) have been provided by Viceroy Minerals Corporation to ensure compliance with a water-use license.

c)

On March 22, 2002, Quest Investment Corporation and other parties were named as defendants in a lawsuit filed in the Supreme Court of British Columbia. The plaintiff has claimed approximately $410,000 plus interest due for consulting services. Management intends to fully defend this claim. Accordingly, no provision has been made for this claim in the consolidated financial statements. The ultimate outcome of this claim is not determinable at the time of issue of these consolidated financial statements and the costs, if any, will be charged to income in the period(s) in which they are finally determined.

d)

(22)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

e)

The Company has entered into operating leases for office premises. Minimum annual lease payments required are approximately as follows:

$

2004	190,000
2005	195,000
2006	161,000
2007	101,000
2008	58,114

f)

Other commitments and contingencies are disclosed elsewhere in these consolidated financial statements including notes.

Segmented information

a)

The Company’s reportable operating segments are as follows:

						2003

	Revenue	Depreciation, depletion and accretion	Income tax (expense) recovery	Gains/ (write-downs)	Net earnings (loss)	Total assets

Resource operations	$6,270	$918	$(72)	$(1,182)	$591	$15,319
Exploration/development properties	-	-	-	-	(198)	232
Loans and investments	3,742	-	-	(16)	3,726	78,228
Management services	456	-	(82)	-	61	1,092
Other	-	-	(210)	(430)	(5,542)	1,239

	$10,468	$918	$(364)	$(1,628)	$(1,362)	$96,110

						2002

	Revenue	Depreciation, depletion and accretion	Income tax (expense) recovery	Gains/ (write-downs)	Net earnings (loss)	Total assets

Resource operations	$22,842	$1,704	$(1,575)	$519	$11,573	$23,092
Exploration/development properties	-	-	-	(13,788)	(14,341)	5,256
Loans and investments	868	-	-	-	868	19,084
Management services	-	-	-	-	-	-
Other	-	-	(532)	3,164	(69)	2,912

	$23,710	$1,704	$(2,107)	$(10,105)	$(1,969)	$50,344

(23)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

						2001

	Revenue	Depreciation, depletion and accretion	Income tax (expense) recovery	Gains/ (write-downs)	Net earnings (loss)	Total assets

Resource operations	$52,046	$10,874	$613	$31,111	$(38,913)	$26,241
Exploration/development properties	-	-	-	-	(950)	20,129
Loans and investments	1,255	-	-	(8,129)	9,384	7,752
Management services	-	-	-	-	-	-
Other	-	-	128	-	(2,746)	1,682

	$53,301	$10,874	$741	$22,982	$(33,225)	$55,804

b)

The Company operates in the following geographic areas:

		2003		2002		2001

	Sales	Resource assets	Sales	Resource assets	Sales	Resource Assets

Australia	$-	$-	$-	$-	$15,628	$-
Canada	4,199	1,238	2,113	1,455	11,534	1,693
United States	6,269	679	21,597	2,218	26,139	6,087
Argentina	-	-	-	5,255	-	20,129
Peru	-	232	-	-	-	-

	$10,468	$2,149	$23,710	$8,928	$53,301	$27,909

United States generally accepted accounting principles

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada which differ, in certain respects, from GAAP in the United States of America. Material measurement differences to these consolidated financial statements are as follows:

a)

Reduction of stated capital

At the Company’s Annual General Meeting in June 2003, shareholders approved a reduction of stated capital. This practice is allowed under Canadian GAAP. Under United States GAAP, companies are not allowed to record a reduction of stated capital in these circumstances. This GAAP difference has no net impact on total shareholders’ equity reported.

(24)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

b)

Unrealized holding gains (losses)

Under U.S. GAAP, securities are classified as trading marketable securities or available-for-sale securities depending upon the Company’s intentions. Unrealized holding gains and losses for trading securities are included in earnings. Unrealized holding gains and losses for long-term available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of shareholders’ equity until realized.

c)

Stock-based compensation

For Canadian GAAP purposes, the Company has prospectively adopted the fair value based method of accounting for stock-based compensation. For U.S. GAAP purposes, the Company has prospectively adopted Financial Accounting Standard (FAS) 148, which results in no differences between Canadian and U.S. GAAP.

d)

Revenue recognition

The Company recognizes revenues from precious metals when the metals are available for delivery. Revenue amounts recognized but not settled are classified as accounts receivable. Under U.S. GAAP, revenue is not recorded before title has passed.

e)

Asset retirement obligations

Effective January 1, 2003, the Company  has adopted Statement of Financial Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.”   This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.   For Canadian GAAP purposes this change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated.  For US GAAP purposes the Company would record a cumulative effect adjustment in the statement of earnings for the difference between the amounts recognized prior to the adoption of SFAS No. 143 and the net amount recognized according to SFAS No 143.

Following the release of financial statements to shareholders in May, 2004 the company determined that this change in accounting policy had incorrectly been applied retroactively and not as a cumulative effect adjustment in the current year in the tabular information presented below.  The tabular information presented below has been restated from the information previously released to reflect the change in accounting policy as a cumulative effect adjustment in the year ended December 31, 2003.

f)

Development property expenditures

Development property expenditures are accounted for in accordance with Canadian GAAP as disclosed in note 3. For U.S. GAAP purposes, the Company expenses expenditures relating to unproven mineral properties as they are incurred. When proven and probable reserves are indicated in a bankable feasibility study for a property, subsequent exploration and development costs of the property are capitalized. The capitalized costs of such properties would then be measured, on a periodic basis, to ensure that the carrying value can be recovered on an undiscounted cash flow basis. If the carrying value cannot be recovered on this basis, the mineral properties would be written down to net recoverable value on a

(#25

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

discounted cash flow basis. During 2003, the Company disposed of their remaining shares in ViceroyEx (note 4(b)), under U.S. GAAP, this disposal would result in an additional gain of $1,006,000 as a result of mineral properties written off to the statement of loss in previous periods under U.S. GAAP.

g)

Currency translation adjustment

The Company has a self-sustaining foreign operation and as such accounts for movements in exchange rates within this account. This account is not permissible per U.S. GAAP and needs to be reversed, with the exchange gains or losses affecting comprehensive earnings.

h)

Deferred stripping costs

During the mine life, U.S. GAAP does not permit the Company to normalize mining costs using deferred stripping, which capitalizes costs when stripping is in excess of the life-of-mine strip ratio and amortizes these costs when mining activity is undertaken at less than the life-of-mine strip ratio. In 2001, all deferred stripping costs where written off to the statement of loss.

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Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

i)

Reconciliation to U.S. GAAP

The application of the above described U.S. GAAP differences would have the following effect on earnings (loss), earnings (loss) per share, marketable securities and total shareholders’ equity for U.S. GAAP purposes:

	2003	2002	2001
	(as restated – note 20(e))	(as restated – note 20(e))	(as restated – note 20(e))
Earnings (loss)
As reported in accordance with Canadian GAAP	$(1,362)	$(1,969)	$(33,225)
Adjustment for unrealized (loss) gain on trading securities	(164)	429	885
Revenue recognition	21	735	486
Development property costs	-	(1,914)	(1,025)
Development properties written down in the year or disposal of	-	16,788	-
Deferred stripping costs written off in the year	-	-	3,538
Reverse the restatement for Canadian GAAP purposes for adoption of SFAS 143	-	2,826	(2,647)
Gain on sale of investment	1,006	-	-
Net income/(loss) under U.S. GAAP before cumulative catch-up adjustment	(499)	16,895	(31,988)
Cumulative effect adjustment for the adoption of SFAS 143	1,734	-	-
Net income (loss) under U.S. GAAP	1,235	16,895	(31,988)
Other comprehensive income
Adjustment for unrealized holding gains	8,968	71	389
Currency translation adjustment	(2,107)	(3,275)	4,589

Comprehensive earnings (loss)	$8,096	$13,691	$(27,010)

Earnings (loss) per share under U.S. GAAP
Basic and diluted – before cumulative catch-up adjustment	(0.01)	0.55	$(1.54)
Basic and diluted	$0.02	$0.55	$(1.54)

Marketable securities
Under Canadian GAAP	$1,097	$1,984	$484
Adjusted for fair market value (note 20(b))	339	503	74

Under U.S. GAAP	$1,436	$2,487	$558

Accounts receivable
Under Canadian GAAP	$853	$908	$1,873
Adjusted for revenue recognition	(853)	(908)	(1,873)

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Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Under U.S. GAAP	$-	$-	$-

Inventories
Under Canadian GAAP	$72	563	2,673
Adjusted for revenue recognition	33	66	297

Under U.S. GAAP	$105	$629	$2,970

Investments
Under Canadian GAAP	$12,969	$800	$125
Adjusted for fair market value	8,977	9	(62)

Under U.S. GAAP	$21,946	$809	$63

Development properties
Under Canadian GAAP	$-	$5,255	$20,129
Exploration costs	-	(5,255)	(20,129)

Under U.S. GAAP	$-	$-	$-

Asset Retirement Obligations
Under Canadian GAAP	$10,491	$14,050	$17,592
Cumulative change of adopting new accounting standard	-	1,734	4,560

Under U.S. GAAP	$10,491	$15,784	$22,152

Total shareholders’ equity
Share capital
Under Canadian GAAP	$80,708	$209,959	$207,433
Adjusted for reduction of stated capital (note 20(a))	185,584	-	-

Under U.S. GAAP	266,292	209,959	207,433

Warrants and options
Under Canadian and U.S. GAAP	2,779	-	-

Deficit
Under Canadian GAAP	(2,041)	(180,963)	(178,994)
Adjustments to deficit	(186,065)	(7,328)	(26,191)

Under U.S. GAAP	(188,106)	(188,291)	(205,185)

Cumulative Other Comprehensive Income
Under Canadian GAAP	-	-	-
Fair value of investments	8,977	9	(62)
Currency translation adjustment	1,654	3,761	7,036
Under U.S. GAAP	10,631	3,770	6,974

Total shareholders’ equity under U.S. GAAP	$91,596	$25,438	$9,222

(28)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

j)

Impact of recently issued accounting standards

In April 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 149, “Amendments of Statement 133 on Derivative Instruments and Hedging Activities”, (SFAS No. 149) which is primarily effective for contracts entered into or modified after June 30, 2003. The statement amends Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, (SFAS No. 133) for certain decisions made by the FASB as part of the Derivatives Implementation Group process and incorporates clarifications of the definition of a derivative. Adoption of SFAS No. 149 will not impact the Company’s financial position and results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, (SFAS 150). This statement establishes standards for how an issuer should classify and measure certain financial instruments having characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain cases). Prior to the issuance of SFAS 150, many issuers classified such instruments as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have any impact on the Company’s consolidated financial statements because the Company does not have any financial instruments with characteristics of both liabilities and equity.

The Accounting Standards Board of the CICA has issued CICA 3063, “Impairment of Long-Lived Assets”, which is effective for years beginning on or after April 1, 2003. This statement establishes standards for the recognition, measurement and disclosure of the impairment of non-monetary long-lived assets, including property, plant and equipment, intangible assets with the finite useful lives, deferred pre-operating costs and long-term prepaid assets. The Company is currently assessing the impact of adopting the new standard on January 1, 2004. The Company does not expect that the implementation of the new standard will have a material effect on its financial position and results of operations.

The CICA has issued amendments to Section 3870, “Stock-based Compensation and Other Stock-based Payments”, which require an expense to be recognized in the financial statements for all forms of employee stock-based compensation, including stock options. The Company will be required to adopt the standard on January 1, 2004, which will result in compensation expense on stock options granted to directors and employees, previously only disclosed on a pro forma basis, to be charged to earnings. The Company has adopted this policy prospectively from January 1, 2003.

The CICA has issued Accounting Guideline 13, “Hedging Relationships”, which establishes certain conditions regarding when hedge accounting may be applied, which is effective for the Company’s fiscal year beginning January 1, 2004. The Company does not expect the adoption of this guideline to have an impact on the Company’s financial position or results.

The CICA has issued Accounting Guideline 15, “Consolidation of Variable Interest Entities,” which will be effective for annual and interim periods beginning on or after January 1, 2004. This guideline addresses the application of consolidation principles to entities that are subject to control on a basis other than ownership of voting interests. The Company does not expect the adoption of this guideline to have an impact on the Company’s financial position or results of operations.

(29)

Quest Capital Corp.

(formerly Viceroy Resource Corporation)

Notes to Consolidated Financial Statements

December 31, 2003 and 2002
(expressed in Canadian dollars; tables in thousands, except share capital information)

Supplemental cash flow information

a)

Cash received (paid) for

	2003	2002	2001

Interest	$4,726	$829	$617
Income taxes	93	(2,702)	364

b)

Non-cash operating, financing and investing activities

	2003	2002	2001

Shares issued for corporate guarantees (note 5(b))	$-	$-	$3,200
Investments relinquished for corporate guarantees (note 5(b))	-	-	9,853
Investments acquired on disposal of a mineral and exploration property	500	1,500	-
Issue of shares pursuant to the Arrangement (note 4(a))	38,472	-	-
Distribution to shareholders (notes 4(b) and 4(d))	5,272	-	-
Marketable securities received as bridge loan fees	553	-	-

(31)